FOR IMMEDIATE RELEASE

Media Contact:

Margot Olcay

Rubenstein Communications

(212) 843-8284

Piedmont Office Realty Trust Acquires Ownership Company

at Opus Center, Bethesda, Maryland

8-Story Office Property, Second Building to Come, to be Named Piedmont Pointe

NORCROSS, Ga. (Dec. 19, 2007) - Piedmont Office Realty Trust Inc. announced today it has acquired the 100 percent ownership interest of Rock Spring LLC, the entity owning Opus Center at Rock Spring Park I, a recently completed Class-A office building in suburban Washington, D.C. Piedmont also has signed a contract to purchase the entity that owns Opus Center at Rock Spring Park II, an adjacent building under construction.

The two highly efficient eight-story buildings will be connected, totaling approximately 407,000 square feet. The buildings will include outdoor terrace areas, a fitness center and an underground executive parking garage, as well as an adjacent parking structure.

The buildings will be renamed Piedmont Pointe I and II.

The property, part of Rock Spring Park, is located on Rockledge Drive in Bethesda, in close proximity to Interstates 495 and 270 and a short drive from Washington, D.C. Both buildings are now available for leasing; Jones Lang LaSalle will market leasing opportunities.

"This transaction is a good example of our strategy in action - quality properties in one of our concentration markets with an emphasis on long-term growth," said Raymond L. Owens, executive vice president, capital markets, for Piedmont. "We're very pleased with the transaction, and believe these buildings should make strong additions to the Piedmont portfolio."

"These are excellent new office buildings in what we regard as one of the finest corporate parks in the Washington area," said Wil Stone, senior vice president, capital markets, who represented Piedmont. "We like the area, and we like the real estate."

The seller was the developer, Opus East, a member of The Opus Group. Terms were not announced. Opus East was represented by Eric Berkman and Steven Gichner of Grubb & Ellis.

Piedmont specializes in Class-A office properties. As of Sept. 30, Piedmont owned 82 buildings totaling more than 21 million square feet in 23 states and Washington, D.C., with a 94 percent lease rate. Properties include the corporate headquarters of such other organizations as U.S. Bancorp, NASA and Nestlé USA. For more information, see www.piedmontreit.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Piedmont's use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. Piedmont Office Realty Trust is closed to new investors. SEC filings: www.sec.gov.

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